                                                                      EXHIBIT 5


             [LETTERHEAD OF WOMBLE CARLYLE SANDRIDGE & RICE, PLLC]


July 17, 2002

Blue Rhino Corporation
104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104

         Re:      Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel to Blue Rhino Corporation (the "Company") in connection with the registration by the Company of 1,372,071 shares of its Common Stock, $.001 par value per share (the "Shares"), which may be offered and sold from time to time by one of the Company's stockholders. We have assisted the Company in the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed on the date hereof by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

         In connection with the foregoing, we have examined, among other things, the Registration Statement and certified copies of the Company's Second Amended and Restated Certificate of Incorporation, as amended, the Company's Amended and Restated Bylaws, the Common Stock Purchase Warrant dated as of June 15, 2001 and issued by the Company to Allied Capital Corporation (the "Warrant"), and Resolutions of the Company's Board of Directors adopted June 15, 2001. In rendering this opinion, we have relied on a certificate of officers of the Company with respect to the accuracy of factual matters contained therein.

         In connection with our review, we have assumed: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (iii) the proper issuance and accuracy of certificates of officers and agents of the Company and public officials.

         Based on the foregoing, we are of the opinion that, assuming the Shares are issued upon exercise of the Warrant in full on the date hereof in accordance with the terms thereof, the Shares will be validly issued, fully paid and nonassessable.

         This opinion is limited to the corporate laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or other matters that may come to our attention after the date hereof.

         We hereby consent to be named in the Registration Statement under the heading "Legal Matters" as attorneys who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission thereunder.


                                    Very truly yours,


                                    /s/ Womble Carlyle Sandridge & Rice, PLLC
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JCH
PAZ


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